EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Neurocrine Contacts:
Elizabeth Foster or Claudia Woodworth
(858) 617-7600
NEUROCRINE ANNOUNCES ORGANIZATIONAL CHANGES
San Diego, CA, September 19, 2006- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today that Kevin C. Gorman, Ph.D has been appointed Chief Operating Officer of Neurocrine Biosciences reporting to Gary Lyons, President and CEO. In this role, Dr. Gorman will work closely with Wendell Wierenga, Ph.D, Executive Vice President of Research and Development to oversee day to day scientific operations and preparations for the launch and commercialization of indiplon. In addition, Paul W. Hawran, Executive Vice President and Chief Financial Officer has elected to retire from full time status at the Company and has agreed to remain at the Company through the first quarter of 2007 to ensure a smooth and orderly transition for financial operations, while continuing as an advisor. Timothy P. Coughlin has been promoted from Vice President and Controller to Vice President and Chief Financial Officer of Neurocrine and will assume Paul Hawran’s responsibilities.
Dr. Gorman, Executive Vice President and Chief Business Officer, has been a part of Neurocrine since its inception in 1993 as one of the original venture capitalists responsible for founding Neurocrine Biosciences. Throughout the Company’s thirteen year history, he has been an instrumental member of the management team helping build Neurocrine from a research-driven start-up into a product development biopharmaceutical company with a broad, highly diversified R & D pipeline and a steady reserve of capital resources. In his former role as Executive Vice President and Chief Business Officer at Neurocrine, Dr. Gorman has been responsible for in-licensing and out-licensing of technologies and products, sales and marketing operations, corporate partnering activities and strategic planning. During this time, he was part of the team to successfully establish numerous strategic corporate partnerships to accelerate Neurocrine’s internal drug discovery program, and as well as in-license compounds and technologies to complement Neurocrine’s development pipeline.
“As we progress with concurrent tracks for the registration of indiplon and developing multiple compounds in mid-to-late stage clinical development, we are strengthening our senior operational management team to increase the capacity to drive the pipeline toward optimal success. I, along with our Board of Directors, have full confidence in Dr. Kevin Gorman, who through his experience, background and proven accomplishments, will work closely with Wendell Wierenga, Ph.D to oversee day to day scientific operations at Neurocrine,” said Gary A. Lyons, President and CEO of Neurocrine Biosciences.
“We are grateful for Paul Hawran’s leadership in building the capital resources, and putting in place the operations and infrastructure necessary to prepare the Company for future commercialization. Over the past 13 years, Paul Hawran’s many contributions have been significant in funding our R & D progress while managing a well-controlled burn rate. We are pleased that Paul has agreed to remain with the Company to assist in the transition. Tim Coughlin has worked closely with Paul for the last several years, and combined with his previous experience in corporate accounting, finance and operations management of companies ranging in size from start-ups through Fortune 500, we believe that Tim is the ideal candidate to take over as CFO and will be a great addition to the senior management team, along with Kevin Gorman, Wendell Wierenga, Meg Valeur-Jensen, Ph.D EVP & General Counsel, and Rich Ranieri, SVP of Human Resources,” added Lyons.
In his new role as CFO, Timothy P. Coughlin, CPA, will be responsible for accounting, finance, investor relations and information technologies. Coughlin joined Neurocrine in 2002 from Catholic Health Initiatives, a fully integrated health delivery system company, where he served as Vice President Financial Services. Prior to that, he was a Senior Manager with the Health Sciences practice of Ernst & Young, LLP.
The Company also announced that it has extended the deadline for employees and consultants to tender their stock options to the Company and/or to withdraw from tender any options previously tendered in a stock option exchange program from 4:00 p.m. PDT to 9:00 p.m. PDT on Monday, September 25, 2006.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, irritable bowel syndrome, and CNS related disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general. Other risks are described in the Company’s report on Form 10-K for the year ended December 31, 2005 and the Company’s report on Form 10-Q for the quarter ended June 30, 2006. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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